Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-130074

Pricing Supplement to the Prospectus dated December 5, 2006, the Prospectus Supplement dated December 5, 2006, and
the Prospectus Supplement No. 656 dated August 23, 2007 — No. 663

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B
$9,762,000
Leveraged Equity Index-Linked Notes due 2008
(Linked to a Basket of Indices Comprised of
the S&P 500® Index and the MSCI® EAFE Index)

        The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 16, 2008, subject to adjustments as described elsewhere in this pricing supplement) is linked to the performance of a weighted basket of two equity indices, as measured over the life of your notes. The indices comprising the basket (which we refer to as the basket indices) have the following weighting percentages within the basket: the S&P 500® Index (35%) and the MSCI® EAFE Index (65%).

        On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the final basket level, which will equal the arithmetic average of the basket closing levels on each of the five specified averaging dates (October 7, 2008, October 8, 2008, October 9, 2008, October 10, 2008 and October 13, 2008, subject to adjustments as described elsewhere in this pricing supplement). The basket closing level for each averaging date will equal the sum of the following products, as calculated for each of the basket indices:

•	the closing level of the applicable basket index on the applicable averaging date, times
•	the weighting multiplier for the applicable basket index (which will be determined after the trade date of your notes such that the arithmetic average of the basket closing levels on each of the five specified observation dates (October 1, 2007, October 2, 2007, October 3, 2007, October 4, 2007 and October 5, 2007, subject to adjustments as described elsewhere in this pricing supplement) will equal the initial basket level of 100).

        The cash settlement amount you will be paid per each of your notes will then be calculated as follows:

•	if the final basket level is greater than the initial basket level, an amount in cash equal to the sum of the $1,000 face amount plus 3% of the $1,000 face amount for every 1% increase in the level of the basket, subject to a cap in the appreciation of the basket of 4.75%;
•	if the final basket level is equal to or less than the initial basket level but is greater than or equal to the buffer level (which equals 90% of the initial basket level), an amount in cash equal to the $1,000 face amount; or
•	if the final basket level is less than the buffer level, an amount in cash equal to the result of the $1,000 face amount minus approximately 1.1111% of the $1,000 face amount for every 1% decrease in the level of the basket below 90% of the initial basket level.

        The principal of your notes is not protected and you could lose your entire investment in the notes. A percentage decrease of more than 10% in the level of the basket over the life of the notes will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes. In such a case, the rate of decrease in the amount payable on your notes will exceed the rate of decrease in the level of the basket. However, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to the maximum settlement amount of $1,142.50. In addition, the notes do not pay interest and no other payments on your notes will be made prior to the stated maturity date.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the leveraged equity index-linked notes found in “General Terms of the Leveraged Equity Index-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 656.

        Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes” on page S-25 of the accompanying prospectus supplement no. 656 and “Additional Risk Factors Specific to Your Notes” on page PS-12 of this pricing supplement so that you may better understand those risks.

Original issue date: October 5, 2007	Original issue price: 100% of the face amount
Underwriting discount: 0.10% of the face amount	Net proceeds to the issuer: 99.90% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

        “Standard & Poor’s 500®”, “S&P®”, “Standard & Poor’s®” and “S&P 500®” are trademarks of The McGraw-Hill Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.

        MSCI® is a registered trademark of Morgan Stanley Capital International Inc. The offered notes are not sponsored, endorsed, sold or promoted by Morgan Stanley Capital International Inc., and Morgan Stanley Capital International Inc. makes no representation regarding the advisability of investing in the offered notes.

Goldman, Sachs & Co.

Pricing Supplement dated October 1, 2007

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENTS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006
Prospectus Supplement No. 656 dated August 23, 2007

SUMMARY INFORMATION

       We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 656” mean the accompanying prospectus supplement no. 656, dated August 23, 2007, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

       This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Leveraged Equity Index-Linked Notes” on page S-34 of the accompanying prospectus supplement no. 656.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket Indices: the S&P 500® Index, as maintained by Standard & Poor’s (“S&P”) and the MSCI® EAFE Index, as maintained by Morgan Stanley Capital International Inc. (“MSCI”)

Specified currency: U.S. dollars (“$“)

Face amount: each note will have a face amount of $1,000; $9,762,000 in the aggregate for all the offered notes

Terms to be specified in accordance with the accompanying prospectus supplement no. 656:

•	type of notes: notes linked to a basket of indices
•	buffer level: yes, as described below
•	cap level: yes, as described below
•	averaging dates: yes, as described below
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;
•	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the participation rate times (iii) the basket return;
•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; or
•	if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Final basket level: the arithmetic average of the basket closing level on each of the specified averaging dates, except in the limited circumstances described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 656 and subject to adjustment as provided under “General Terms of the Leveraged Equity Index-Linked Notes —Discontinuance or Modification of an Index” on page S-40 of the accompanying prospectus supplement no. 656

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: 35%, with respect to the S&P 500® Index; and 65%, with respect to the MSCI® EAFE Index

Buffer level: 90

Buffer rate: the quotient of the initial basket level divided by the buffer level, expressed as a percentage

Buffer amount: 10%

Participation rate: 300%

Cap level: 104.75

Maximum settlement amount: $1,142.50

Basket closing level: the sum of the products, as calculated for each basket index, of the closing level of such basket index on any trading day multiplied by the weighting multiplier for such basket index

Closing level: with respect to a basket index, the level of such index, or any successor index, published by the index sponsor at the regular weekday close of trading of the relevant exchanges for the stocks underlying such index on the relevant trading day

Weighting multiplier: the definition of the weighting multiplier provided under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Cash Settlement Amount for Notes With Buffer Level — Notes Linked to a Basket of Indices” on page S-35 of the accompanying prospectus supplement no. 656 will not apply to your notes; the weighting multiplier for each basket index will be determined on the last observation date and will equal the quotient of (1) the product of (i) the initial basket level of 100 times (ii) the weighting percentage for the applicable basket index divided by (2) the arithmetic average of the closing level of the applicable basket index on each of the applicable observation dates, subject to adjustments as described under “— Observation dates” and “— Adjustments relating to observation dates” below; once determined, the weighting multiplier will not change for the life of your notes, except in limited circumstances as described under “General Terms of the Leveraged Equity Index-Linked Notes — Discontinuance or Modification of an Index” on page S-40 of the accompanying prospectus supplement no. 656

Trade date: October 1, 2007

Original issue date: October 5, 2007

Stated maturity date: October 16, 2008, unless postponed as described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-37 of the accompanying prospectus supplement no. 656

Averaging dates: October 7, 2008, October 8, 2008, October 9, 2008, October 10, 2008 and October 13, 2008, unless postponed as described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date —Averaging Dates — Notes Linked to a Basket of Indices” on page S-38 of the accompanying prospectus supplement no. 656

Determination date: the latest of the last averaging date for each basket index

Observation dates: October 1, 2007, October 2, 2007, October 3, 2007, October 4, 2007 and October 5, 2007, unless postponed as described in this paragraph; if a market disruption event occurs or is continuing with respect to a basket index on any day that would otherwise be an observation date or such day is not a trading day, such observation date and each succeeding observation date, if any, with respect to any basket index affected by such market disruption event will be postponed to the next trading day(s) on which no market disruption event with respect to such basket index occurs or is continuing; provided that no observation date with respect to any basket index will be postponed beyond the fifth business day after October 5, 2007; if a market disruption event occurs or is continuing with respect to such basket index on such last possible day or such last possible day is not a trading day, that day will nevertheless be the last observation date with respect to such basket index; in such cases, more than one observation date with respect to such basket index may occur simultaneously on such last possible day; if any observation date with respect to any basket index does not occur on the scheduled date for such observation date, the last observation date for your notes will occur on the latest of the observation dates with respect to the basket indices

Adjustments relating to observation dates: if the basket closing level that must be used to determine the weighting multipliers is not available on any observation date because of a market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the basket closing level based on its assessment, made in its sole discretion, of the levels of the basket indices on that observation date; if any observation date is postponed due to a market disruption event or non-trading day with respect to less than all of the basket indices, the basket closing level for the applicable observation date will be calculated based on (i) the closing level of each of the basket indices that are not affected by the market disruption event or non-trading day on the applicable scheduled observation date and (ii) the closing level of each of the basket indices that are affected by the market disruption event or non-trading day determined on the applicable postponed observation date; a market disruption event with respect to one or more basket indices will not, by itself, constitute a market disruption event for the remaining unaffected basket indices;

if an index sponsor discontinues publication of a basket index and such index sponsor or anyone else publishes a successor index (as described under “General Terms of the Leveraged Equity Index-Linked Notes — Discontinuance or Modification of an Index” on page S-40 of the accompanying prospectus supplement no. 656) for that basket index, then the calculation agent will determine the weighting multiplier for such basket index by reference to that successor index; if the calculation agent determines that the publication of an index is discontinued and there is no successor index, or that the level of an index is not available on any observation date (after postponement to the last possible day) because of a market disruption event, a non-trading day or for any other reason, the calculation agent will determine the basket closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable basket index, and use such basket closing level to determine the applicable weighting multiplier; if the calculation agent determines that a basket index, the stocks comprising a basket index or the method of calculating a basket index is changed at any time in any respect — including any split or reverse split of the applicable basket index and any addition, deletion or substitution and any reweighting or rebalancing of the applicable index stocks, and whether the change is made by the applicable index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the applicable index stocks or their issuers, or is due to any other reason — and is not otherwise reflected in the level of the applicable basket index by the applicable index sponsor pursuant to the applicable index methodology described under “The Basket Indices” on page PS-14 below, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable basket index or the method of its calculation as it believes are appropriate to ensure that the applicable basket closing level, which will be used to determine the applicable weighting multipliers, is equitable; all determinations and adjustments to be made by the calculation agent with respect to a basket index may be made by the calculation agent in its sole discretion; the calculation agent is not obligated to make any such adjustments

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “General Terms of the Leveraged Equity Index-Linked Notes — Special Calculation Provisions —Business Day” on page S-42 of the accompanying prospectus supplement no. 656

Trading day: as described under “General Terms of the Leveraged Equity Index-Linked Notes -- Special Calculation Provisions -- Trading Day” on page S-42 of the accompanying prospectus supplement no. 656

CUSIP no.: 38144P556

ISIN no.: US38144P5567

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-45 of the accompanying prospectus supplement no. 656

Supplemental discussion of federal income tax consequences: as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-47 of the accompanying prospectus supplement no. 656

ERISA: as described under “Employee Retirement Income Security Act” on page S-51 of the accompanying prospectus supplement no. 656

HYPOTHETICAL EXAMPLES

        The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket closing levels or hypothetical closing levels of basket indices, as applicable, on each of the averaging dates could have on the payment amount at maturity assuming all other variables remain constant.

        The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the levels of basket indices will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket indices have been highly volatile in the past — meaning that the index levels have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

        Moreover, the weighting multiplier for each of the basket indices that will affect the calculation of the final basket level and the amount that we will pay on your notes, if any, at maturity will be determined after the trade date. As a result, the actual weighting multipliers may differ substantially from the weighting multipliers that would have been determined if they were based on levels of basket indices on or prior to the trade date.

        The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket indices. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	300%
Initial Basket level	100
Cap level	104.75
Maximum settlement amount	$1,142.50
Buffer level	90
Buffer rate	111.11%
Buffer amount	10%
No market disruption event occurs with respect to either of the basket indices
No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices
Notes purchased on original issue date and held to the stated maturity date

        For these reasons, the actual performance of the basket over the term of the notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket indices during recent periods, see “The Basket Indices — Historical High, Low and Closing Levels of the Basket Indices” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket indices between the date of this pricing supplement and the date of your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

        The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)

200.00%	114.25%
150.00%	114.25%
120.00%	114.25%
104.75%	114.25%
103.00%	109.00%
101.00%	103.00%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
75.00%	83.33%
50.00%	55.56%
25.00%	27.78%
0.00%	0.00%

        If, for example, the final basket level were determined to be 25% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 27.78% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would lose 72.22% of your investment. In addition, if the final basket level were determined to be 150% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 114.25% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would not benefit from any increase in the final basket level over 104.75% of the initial basket level.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90% (the section left of the 90% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your notes (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 104.75% (the section right of the 104.75% marker on the horizontal axis) would result in a hypothetical payment amount of 114.25% of the face amount of your notes (the horizontal line that would cross 114.25% marker on the vertical axis if extended) and, accordingly, in a capped return on your investment.

        The final basket level will be determined by reference to the performance of each of the basket indices as determined on each of the five averaging dates. The examples below demonstrate how these factors may affect the payment amount that you will receive, if any, on the stated maturity date, expressed as a percentage of the face amount and based on the assumptions noted below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	300%
Initial basket level	100
Cap level	104.75
Maximum settlement amount	$1,142.50
Buffer level	90
Buffer rate	111.11%
Buffer amount	10%
Arithmetic average of the closing levels of the S&P 500® Index on each of the applicable observation dates	1500
Weighting multiplier for the S&P 500® Index	0.02333
Arithmetic average of the closing levels of the MSCI® EAFE Index on each of the applicable observation dates	2200
Weighting multiplier for the MSCI® EAFE Index	0.02954
No market disruption event occurs with respect to either of the basket indices
No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices
Notes purchased on original issue date and held to the stated maturity date

Example 1. The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E

Averaging Date	Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI® EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI® EAFE Index	The sum of Column C and Column D
1	1,520	2,650	35.4616	78.2810	113.7426
2	1,630	2,510	38.0279	74.1454	112.1733
3	1,750	2,400	40.8275	70.8960	111.7235
4	1,800	2,380	41.9940	70.3052	112.2992
5	1,920	2,220	44.7936	65.5788	110.3724
Arithmetic Average of Column E (Hypothetical Final Basket Level):					112.0622

        Since the hypothetical final basket level in this example exceeds the cap level of 104.75, the cash settlement amount will equal the maximum settlement amount, or $1,142.50.

Example 2. The final basket level is greater than the initial basket level, but less than the cap level. The cash settlement amount exceeds the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Averaging Date	Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI® EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI® EAFE Index	The sum of Column C and Column D
1	1,560	2,300	36.3948	67.9420	104.3368
2	1,520	2,150	35.4616	63.5110	98.9726
3	1,570	2,210	36.6281	65.2834	101.9115
4	1,550	2,200	36.1615	64.9880	101.1495
5	1,510	2,220	35.2283	65.5788	100.8071
Arithmetic Average of Column E (Hypothetical Final Basket Level):					101.4355

        Since the hypothetical final basket level in this example exceeds the initial basket level of 100 but is less than the cap level of 104.75, the cash settlement amount will equal the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the participation rate of 300% times (iii) the basket return of 1.4355%, which will equal approximately $1,043.07.

Example 3. The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Averaging Date	Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI® EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI® EAFE Index	The sum of Column C and Column D
1	1,510	2,080	35.2283	61.4432	96.6715
2	1,500	2,160	34.9950	63.8064	98.8014
3	1,480	2,100	34.5284	62.0340	96.5624
4	1,550	2,200	36.1615	64.9880	101.1495
5	1,530	2,060	35.6949	60.8524	96.5473
Arithmetic Average of Column E (Hypothetical Final Basket Level):					97.9464

        Since the hypothetical final basket level in this example is less than the initial basket level of 100 but exceeds the buffer level of 90, the cash settlement amount will equal the $1,000 face amount.

Example 4. The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Averaging Date	Hypothetical Closing Level of the S&P 500® Index	Hypothetical Closing Level of the MSCI® EAFE Index	The product of Column A times the Weighting Multiplier for the S&P 500® Index	The product of Column B times the Weighting Multiplier for the MSCI® EAFE Index	The sum of Column C and Column D
1	1,420	1,900	33.1286	56.1260	89.2546
2	1,380	2,150	32.1954	63.5110	95.7064
3	1,220	1,870	28.4626	55.2398	83.7024
4	1,110	2,430	25.8963	71.7822	97.6785
5	1,090	1,690	25.4297	49.9226	75.3523
Arithmetic Average of Column E (Hypothetical Final Basket Level):					88.3388

        Since the hypothetical final basket level in this example is less than the buffer level of 90, the cash settlement amount will equal the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate of 111.11% times (iii) the sum of the basket return of -11.6612% plus the basket amount of 10%, which will equal approximately $981.54.

        The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stocks that may not be achieved on each of the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-27 of the accompanying prospectus supplement no. 656.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the levels of the basket indices and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006, and “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes” in the accompanying prospectus supplement no. 656. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the basket indices that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

        The principal of your notes is not protected. Our cash payment on your notes on the stated maturity date will be based on the performance of the weighted basket comprised of the S&P 500® Index and the MSCI® EAFE Index, as measured by the final basket level relative to the cap level, the initial basket level and the buffer level. If the final basket level for your notes is less than the buffer level, you will lose approximately 1.1111% of the face amount of your notes for every 1% negative basket return below -10%. Thus, you may lose your entire investment in the notes.

        Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase May Be Limited

        Your ability to participate in any change in the level of the basket over the term of the notes will be limited because of the cap level, which is 104.75% of the initial basket level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the term of the notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying basket indices.

The Weighting Multipliers for the Basket Indices Will Be Determined Based on the Basket Closing Levels on Each of the Five Observation Dates

        The weighting multipliers for the basket indices will be determined based on the arithmetic average of the closing levels of the basket indices on each of the five observation dates (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the level of the basket on the trade date. For example, if the closing level of a basket index dramatically surges after the trade date, the weighting multiplier for that basket index may be significantly less than it would have been had the weighting multiplier been determined only in reference to the closing level of that basket index on the trade date.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Weighting Multipliers

        As calculation agent for your notes, Goldman, Sachs & Co. will make all determinations regarding the weighting multipliers. The calculation agent also has discretion in making certain adjustments as described under “— Adjustments relating to observation dates” above. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” on page S-30 of the accompanying prospectus supplement no. 656.

PS-12

The Calculation Agent Can Postpone Any Observation Date If a Market Disruption Event of a Non-Trading Day Occurs

        If the calculation agent determines that, on any observation date, a market disruption event has occurred or is continuing with respect to a basket index or that day is not a trading day, the applicable observation date and each succeeding observation date, if any, for such basket index will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such basket index. In no case will any observation date be postponed later than the fifth business day after October 5, 2007. If any observation date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such date will nevertheless be the applicable observation date. As a result of any of the foregoing, if any observation date does not occur on the applicable scheduled date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the initial basket level as described under “— Adjustments relating to observation dates” above.

PS-13

THE BASKET INDICES

Historical High, Low and Closing Levels of the Basket Indices

        The respective closing levels of the basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket indices during any period shown below is not an indication that the basket indices are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the basket indices as an indication of future performance. We cannot give you any assurance that the future performance of the basket indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the basket indices. The actual performance of the basket indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

        The table below shows the high, low and final closing levels of the basket indices for each of the four calendar quarters in 2005 and 2006, and the first three calendar quarters of 2007, through September 28, 2007. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.33
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ending September 30, 2007 (through September 28, 2007)	1553.08	1406.70	1526.75

Quarterly High, Low and Closing Levels of the MSCI® EAFE Index

	High	Low	Close
2005
Quarter ended March 31	1568.18	1462.16	1503.85
Quarter ended June 30	1518.07	1439.66	1473.72
Quarter ended September 30	1618.84	1450.18	1618.84
Quarter ended December 31	1696.07	1533.92	1680.13
2006
Quarter ended March 31	1841.74	1684.06	1827.65
Quarter ended June 30	1980.26	1681.70	1822.88
Quarter ended September 30	1914.88	1708.45	1885.26
Quarter ended December 31	2074.48	1890.59	2074.48
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ending September 30, 2007 (through September 28, 2007)	2335.70	2039.86	2300.38

PS-14

Additional Information in the Accompanying Prospectus Supplement No. 656

For the description relating to the basket indices, the index sponsors and license agreements between the applicable index sponsor and the issuer, see “The Indices — S&P 500® Index” on page A-31 and “The Indices — MSCI® EAFE Index” on page A-10 of the accompanying prospectus supplement no. 656.

PS-15

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.10% of the face amount.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, for the offered notes, will be approximately $27,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

PS-16

Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors”within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

PS-17

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-2
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-12
The Basket Indices	PS-14
Supplemental Plan of Distribution	PS-16

Prospectus Supplement No. 656 dated August 23, 2007
Summary Information	S-3
Hypothetical Returns on Leveraged Equity Index-Linked Notes	S-10
Additional Risk Factors Specific to Leveraged Equity Index-Linked Notes	S-25
General Terms of Leveraged Index-Linked Notes	S-33
Use of Proceeds and Hedging	S-45
Supplemental Discussion of Federal Income Tax Consequences	S-47
Employee Retirement Income Security Act	S-51
Supplemental Plan of Distribution	S-52
The Indices	A-1
Dow Jones Euro STOXX 50® Index	A-1
Dow Jones Industrial AverageSM	A-5
FTSE™ 100 Index	A-7
Hang Seng Index®	A-8
MSCI® EAFE Index	A-10
MSCI Taiwan IndexSM	A-14
NASDAQ-100 Index®	A-16
Nikkei 225 Index	A-20
PHLX Housing SectorSM Index	A-23
PHLX Oil Service SectorSM Index	A-26
Russell 2000® Index	A-28
S&P 500® Index	A-31
TOPIX® Index	A-34

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$9,762,000

The Goldman Sachs
Group, Inc.

Leveraged Equity Index-Linked Notes due 2008
(Linked to a Basket of Indices Comprised of the S&P® 500 Index and the MSCI® EAFE Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.